NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	1414 East Harbour Towne Circle
Cudahy, WI 53110	Muskegon, MI 49441
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	231-755-4111
414-747-2602 Fax	231-755-4144 Fax

Release date: 30 October 2009

LADISH ANNOUNCES THIRD QUARTER RESULTS

•	Sales were $76.2 million

•	Operating income positive before special charges

•	Net loss was $2.2 million, or $0.14 per share

•	$11.0 million of cash from operations

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2009 third quarter sales of $76.2 million in comparison to $120.8 million of sales in the third quarter of 2008. The Company reported a net loss of $2.2 million, resulting in diluted loss per share of $0.14 for the third quarter of 2009, versus a net income of $10.4 million, or $0.70 per share, in the same period of 2008.

“Ladish faced the same difficult market conditions as many of our customers, suppliers, and competitors in the third quarter of 2009. Inventory destocking in aerospace and jet engine markets combined with sagging industrial products demand significantly impacted third quarter sales,” said Gary J. Vroman, Ladish’s President and CEO. “This step down in top line revenues placed severe pressure on bottom line results, bringing year-to-date net income near break even levels. 2009 has presented us with various headwinds to earnings, including an $8.0 million decline in by-product sales, a $3.3 million increase in pension expense, a $2.7 million charge for employment reductions and separations, a $1.8 million increase in depreciation, and $2.6 million in added interest expense. On a positive note, despite these challenges, our domestic operating units were profitable in the third quarter as well as for the year to date. Our third quarter loss is directly attributable to two causes: first, charges associated with employment reductions, and second, lagging performance of foreign operations. The first of these is a one-time non-recurring event, and the second will be corrected in future periods. In addition, we generated $48.3 million in operating cash flow in the first nine months, allowing us to eliminate $30.6 million of short term debt and significantly improve our cash position.”

“We are cautiously optimistic the worst is behind us. The gap between order rates and build rates is narrowing and we view this as an indication we have seen the bottom,” remarked Vroman. “Over the past year we have realized significant delivery, productivity, inventory, and quality improvements. We are poised for the anticipated economic recovery, and we are confident the difficult actions taken to date have positioned us to take advantage of opportunities as world aerospace and industrial markets rebound.”

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NEWS

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(Dollars in thousands, except per share data)	2009	2008	2009	2008
Net sales	$76,191	$120,761	$266,616	$356,917
Cost of goods sold	71,469	102,568	248,233	308,396

Gross profit	4,722	18,193	18,383	48,521
SG&A expense	5,692	6,077	14,007	15,321

Operating income	(970)	12,116	4,376	33,200
Interest expense	(1,428)	(338)	(3,594)	(1,018)
Other	(632)	56	(965)	(828)

Pretax income (loss)	(3,030)	11,834	(183)	31,354
Income tax provision (benefit)	(780)	1,373	228	8,654
Noncontrolling interest in subsidiary	(41)	26	(52)	63

Net income	$(2,209)	$10,435	$(359)	$22,637

Basic earnings (loss) per share	$(0.14)	$0.70	$(0.02)	$1.54
Basic weighted average shares outstanding	15,901,877	14,979,002	15,901,439	14,695,315
Diluted earnings (loss) per share	$(0.14)	$0.70	$(0.02)	$1.54
Diluted weighted average shares outstanding	15,901,877	14,981,118	15,901,439	14,698,048

(Dollars in thousands)	September 30 2009	December 31 2008
Cash and cash equivalents	$12,716	$4,903
Accounts receivable, net	54,502	78,673
Inventory	102,602	129,307
Net PP&E	199,337	199,269
Other	94,620	97,314

Total assets	$463,777	$509,466

Accounts payable	$27,456	$39,020
Accrued liabilities	17,181	23,388
Senior bank debt	--	28,900
Senior notes	90,000	90,000
Pensions	72,415	70,825
Postretirement benefits	31,786	33,256
Equity	224,939	224,077

Total liabilities & equity	$463,777	$509,466

Ladish will host a conference call on Monday, November 2, 2009 at 9:00 a.m. EST to discuss the third quarter performance for 2009. The telephone number to call to participate in the conference call is (866) 439-4712, then enter PIN Code 194791# when prompted.

LCI-09-09

NEWS

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced metal components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, California, Connecticut, Oregon and Poland. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and the effect of foreign currency fluctuations.

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